Exhibit 99.1

NEWS RELEASE
804 EAST GATE DRIVE, SUITE 200, MOUNT LAUREL, NJ 08054
FOR IMMEDIATE RELEASE
InTest Reports Q4 2025 EPS of $0.10 with Revenue of $32.8 Million Amidst Improving Momentum
•Orders1 of $37.5 million driven by continued strength in Auto/EV and Life Sciences; Backlog1 up 9.4% sequentially
•Gross margin expanded 350 basis points sequentially to 45.4%
•Nearly 80% of revenue derived from non-semiconductor end markets
•Maintained balance sheet strength; reduced total debt by $7.6 million from December 31, 2024
MT. LAUREL, NJ – February 27, 2026 -- InTest Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include semiconductor (“Semi”), Auto/EV, Defense/Aerospace, Industrial, Life Sciences, and Safety/Security, today announced financial results for the fourth quarter of 2025 ended December 31, 2025.
“Orders remained strong at $37.5 million for the fourth quarter as Auto/EV customers moved forward with new model year programs coupled with the success we are seeing with the diversification in Life Sciences. We continue to see improved customer spending sentiment across our increasingly diversified markets. As a result, our 2025 year-end backlog was a healthy $53.9 million, an increase of 36% from December 31, 2024,” said Nick Grant, President and CEO.

“Revenue exceeded our guidance range and rebounded in the fourth quarter, reflecting the gradual recovery in customer capital spending we saw taking shape in the middle of the year, particularly in the Industrial and Defense/Aerospace end markets. We also benefited from the continued growing acceptance of new products and approximately $2 million in shipments which slipped out of the third quarter. Gross margin reached 45.4%, driven by manufacturing efficiency initiatives undertaken over the course of 2025 and a lift from sales of new products at Alfamation and Acculogic. Notably, we achieved this quarter’s gross margin level despite the sluggishness of our historically significant Semi business,” added Mr. Grant.

“Operationally, we continued to execute on our Vision 2030 Strategy that centers on driving long-term value through innovation, customer diversity and a broader global presence. We believe the success of our market diversification strategy, which has delivered approximately 20% compound average growth rate over the last five years, and our growing momentum with new products position InTest for sustainable profitable growth across multiple end markets.”

1 Orders and Backlog are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding InTest’s use of these metrics.
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InTest Reports Fourth Quarter 2025

February 27, 2026
Fourth Quarter 2025 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in thousands except percentages and per share data)	December 31,	December 31,	Change		September 30,	Change
	2025	2024	$	%	2025	$	%
Revenue	$32,822	$36,603	$(3,781)	(10.3%)	$26,236	$6,586	25.1%
Gross profit	$14,899	$14,539	$360	2.5%	$10,992	$3,907	35.5%
Gross margin	45.4%	39.7%			41.9%
Operating expenses (including intangible amortization & restructuring)	$13,623	$12,460	$1,163	9.3%	$12,185	$1,438	11.8%
Operating income (loss)	$1,276	$2,079	$(803)	(38.6%)	$(1,193)	$2,469	207.0%
Operating margin	3.9%	5.7%			(4.5%)
Net earnings (loss)	$1,243	$1,504	$(261)	(17.4%)	$(938)	$2,181	232.5%
Net margin	3.8%	4.1%			(3.6%)
Earnings (loss) per diluted share (“EPS”)	$0.10	$0.12	$(0.02)	(16.7%)	$(0.08)	$0.18	225.0%
Adjusted net earnings (loss) (Non-GAAP)[2]	$1,953	$2,782	$(829)	(29.8%)	$(198)	$2,151	1,086.4%
Adjusted EPS (Non-GAAP)[2]	$0.16	$0.23	$(0.07)	(30.4%)	$(0.02)	$0.18	900.0%
Adjusted EBITDA (Non-GAAP)[2]	$3,192	$4,412	$(1,220)	(27.7%)	$383	$2,809	733.4%
Adjusted EBITDA margin (Non-GAAP)[2]	9.7%	12.1%			1.5%
Revenue for the fourth quarter increased $6.6 million over the third quarter, driven by a gradually improving customer capital spending environment across most end-markets and approximately $2.0 million in shipments which slipped out of the third quarter. The net increase was due primarily to gains in Industrial, Defense/Aerospace and Life Sciences offset by continued weakness in Semi.
Compared with the prior-year period, fourth quarter revenue declined $3.8 million. The main drivers were decreases in Semi and Auto/EV sales that were partially mitigated by increases in Industrial and Life Sciences.
Sequentially, gross margin expanded by 350 basis points to 45.4%, driven by volume and favorable contributions from new Alfamation products. The 570-basis point increase compared with the prior-year reflects the negative 430 basis point impact from the acquisition inventory step-up in the prior year period, along with a favorable product mix from Alfamation and the benefits of cost-reduction actions taken throughout the year to improve manufacturing efficiencies.
Sequentially, operating expenses increased $1.4 million primarily due to higher sales commissions and marketing activity. Operating expenses increased $1.2 million from the prior-year period primarily from the impact of the $0.8 million amortization credit related to the finalization of acquisition accounting recognized in the prior year period, along with $0.2 million of current period restructuring costs.
Net income for the fourth quarter was $1.2 million, or $0.10 per diluted share. Adjusted net income (Non-GAAP)2 was $2.0 million, or $0.16 adjusted EPS (Non-GAAP)2.
2 Adjusted net earnings (loss), adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.
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InTest Reports Fourth Quarter 2025

February 27, 2026
Fiscal 2025 Review (see revenue by market and by segments in accompanying tables)

	Year Ended
($ in thousands except percentages and per share data)	December 31,	December 31,	Change
	2025	2024	$	%
Revenue	$113,825	$130,690	$(16,865)	(12.9%)
Gross profit	$48,920	$55,424	$(6,504)	(11.7%)
Gross margin	43.0%	42.4%
Operating expenses (including intangible amortization & restructuring)	$52,645	$52,030	$615	1.2%
Operating (loss) income	$(3,725)	$3,394	$(7,119)	(209.8%)
Operating margin	(3.3%)	2.6%
Net (loss) earnings	$(2,527)	$2,891	$(5,418)	(187.4%)
Net margin	(2.2%)	2.2%
(Loss) earnings per diluted share (“EPS”)	$(0.21)	$0.24	$(0.45)	(187.5%)
Adjusted net earnings (loss) (Non-GAAP)[2]	$764	$6,214	$(5,450)	(87.7%)
Adjusted EPS (Non-GAAP)[2]	$0.06	$0.51	$(0.45)	(88.2%)
Adjusted EBITDA (Non-GAAP)[2]	$3,950	$10,818	$(6,868)	(63.5%)
Adjusted EBITDA margin (Non-GAAP)[2]	3.5%	8.3%
Compared with the prior year, 2025 revenue declined $16.9 million as a result of global economic and tariff uncertainties contributing to customer hesitancy in committing to capital projects against a backdrop of a prolonged analog/mixed-signal semiconductor market weakness. Decreases in Semi and Auto/EV revenue were offset partially by increases in Industrial and Life Sciences.
Full year 2025 gross margin increased 60 basis points to 43.0%. The full year 2024 gross margin included the negative 120 basis point impact from the acquisition inventory step-up as reported in the prior year period. Excluding the inventory step-up, gross margin decreased 60 basis points driven by lower volume.
Operating expenses increased $0.6 million from 2024 due to the full-year impact of Alfamation, and increases in restructuring and amortization of intangible assets that were offset partially by decreases from cost actions taken throughout the year.
Net loss for 2025 was $2.5 million, or $(0.21) per diluted share. Adjusted net income (Non-GAAP)2 was $0.8 million, or $0.06 adjusted EPS (Non-GAAP)2.
Balance Sheet and Cash Flow Review
Cash, cash equivalents and restricted cash at the end of the fourth quarter of 2025 was $18.1 million, down $3.0 million from the end of the third quarter. During the quarter, the Company reduced total debt by $1.4 million from September 30, 2025, to $7.5 million and used $1.0 million in operations. During 2025, we reduced total debt by $7.6 million and generated $7.3 million cash from operations. Capital expenditures were $0.5 million in the fourth quarter of 2025.
At December 31, 2025, the Company had $30.0 million available under its delayed draw term loan facility and no borrowings under the
$10.0 million revolving credit facility. On August 5, 2025, the Company entered into a covenant waiver agreement with its U.S.-based lender through the first quarter of 2026 in exchange for pledging cash equal to U.S. debt outstanding. At December 31, 2025, there was $3.8 million U.S.-based debt outstanding.
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InTest Reports Fourth Quarter 2025

February 27, 2026
Fourth Quarter 2025 Orders1 and Backlog1 (see orders by market in accompanying tables)

	Three Months Ended
	December 31,	December 31,	Change		September 30,	Change
($ in thousands except percentages)	2025	2024	$	%	2025	$	%
Orders	$37,471	$30,669	$6,802	22.2%	$37,642	$(171)	(0.5%)
Backlog (at quarter end)	$53,916	$39,520	$14,396	36.4%	$49,267	$4,649	9.4%
Fourth quarter orders of $37.5 million were essentially flat sequentially and increased $6.8 million, or 22.2%, versus the prior-year period. Sequentially, lower Auto/EV, Industrial and Defense/Aerospace orders were offset by increases in Life Sciences and Semi. The year-over-year increase reflects strength in Auto/EV, Life Sciences, Defense/Aerospace and Safety/Security partially offset by the decline in Semi.
Backlog at December 31, 2025, was $53.9 million, an increase of 9.4% from the September 30, 2025, level, and increased 36.4% compared to December 31, 2024. Approximately 60% of the backlog is expected to ship beyond the first quarter of 2026.
Focusing Outlook on Forward Quarter and Fiscal 2026
Mr. Grant concluded, “For 2026, we project year-over-year growth supported by a healthy backlog, recovering customer capital spending trends, and contributions from our growing portfolio of highly valued engineered solutions. From discussions with customers, we anticipate a modest pick-up in demand from Semi customers in the second half of the year. Combined with a leaner cost structure, we believe InTest is well-positioned to sustain profitability throughout the year as we continue to execute our VISION 2030 Strategy of increased diversification as we scale the business.”
For Q1 26, InTest projects revenue to be $31 million to $33 million, with gross margin of approximately 44%, and operating expenses of $13.3 million to $13.7 million, reflecting typically higher levels in the first quarter. Amortization expense is expected to be $0.8 million.
For full year 2026, InTest expects revenue to be between $125 million to $130 million, with gross margin of approximately 45%, and operating expenses of $53 million to $55 million. Amortization expense is expected to be $2.6 million and interest expense of $0.3 million. The effective tax rate for the year is expected to be approximately 18%. Capital expenditures are estimated to be approximately 1% to 2% of revenue.
The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below.
Conference Call and Webcast
The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss InTest’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (877) 407-0792 or (201) 689-8263. In addition, the webcast and slide presentation may be found at intest.com/investor-relations.
A telephonic replay will be available from 12:30 p.m. ET on the day of the call through Friday, March 13, 2026. To listen to the archived call, dial (844) 512-2921 or (412) 317-6671 and enter replay pin number 13758476. The webcast replay can be accessed via the investor relations section of intest.com, where a transcript will also be posted once available.
About InTest Corporation
InTest Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including both the front-end and back-end of the semiconductor manufacturing industry (“Semi”), Automotive/EV, Defense/Aerospace, Industrial, Life Sciences and Safety/Security. Backed by decades of engineering expertise and a culture of operational excellence, InTest solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. InTest’s growth strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, customer penetration and market expansion. For more information, visit https://www.intest.com/.
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InTest Reports Fourth Quarter 2025

February 27, 2026
Non-GAAP Financial Measures
In addition to disclosing results that are determined in accordance with generally accepted accounting practices in the United States (“GAAP”), we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings (loss), adjusted earnings (loss) per diluted share (“adjusted EPS”), adjusted EBITDA, and adjusted EBITDA margin.
The Company defines these non-GAAP measures as follows:
─Adjusted net earnings (loss) is derived by adding acquired intangible amortization, acquired inventory step-up expense, restructuring costs, and the tax effect of the adjusting items, to net earnings (loss).
─Adjusted earnings (loss) per diluted share is derived by dividing adjusted net earnings (loss) by diluted weighted average shares outstanding.
─Adjusted EBITDA is derived by adding acquired intangible amortization, acquired inventory step-up expense, restructuring costs, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.
─Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.
These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings (loss) and adjusted earnings (loss) per diluted share (“adjusted EPS”) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization, restructuring costs and inventory step-up charges as management believes these expenses may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, acquired inventory step-up, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of restructuring costs, interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.
Management’s Use of Non-GAAP Measures
The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings (loss) and earnings (loss) per diluted share (“EPS”) to adjusted net earnings (loss) and adjusted earnings (loss) per diluted share (“adjusted EPS”) and from net earnings (loss) and net margin to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.
Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Non-GAAP measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.
Key Performance Indicators
In addition to the foregoing non-GAAP measures, management uses orders and backlog as key performance metrics to analyze and measure the Company’s financial performance and results of operations. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is calculated based on firm purchase orders we receive for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as they are often leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.
Given that each of orders and backlog are operational measures and that the Company’s methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.
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InTest Reports Fourth Quarter 2025

February 27, 2026
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management’s current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believe,” “continue,” “expects,” “guidance,” “may,” “outlook,” “will,” “plan,” “potential,” “forecasts,” “strategy,” “target,” “estimated,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its VISION 2030 Strategy; realize the potential benefits of acquisitions and successfully integrate any acquired operations; grow the Company’s presence in its key target and international markets; manage supply chain challenges; convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including changes in U.S. and/or foreign trade policy, rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Reports on Form 10-Q. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.
Contacts:

InTest Corporation	Investors:
Duncan Gilmour	Jody Burfening / Sanjay Hurry
Chief Financial Officer and Treasurer	Alliance Advisors IR
Tel: (856) 505-8999	INTTIR@allianceadvisors.com
Tel: (212) 838-3777

– FINANCIAL TABLES FOLLOW –
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InTest Reports Fourth Quarter 2025

February 27, 2026
InTest Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenue	$32,822	$36,603	$113,825	$130,690
Cost of revenue	17,923	22,064	64,905	75,266
Gross profit	14,899	14,539	48,920	55,424

Operating expenses:
Selling expense	4,643	4,402	16,784	17,378
Engineering and product development expense	2,412	2,166	9,440	8,548
General and administrative expense	5,521	5,783	22,225	23,559
Amortization of acquired intangible assets	842	109	3,346	2,545
Restructuring costs	205	—	850	—
Total operating expenses	13,623	12,460	52,645	52,030

Operating income (loss)	1,276	2,079	(3,725)	3,394
Interest expense	(84)	(234)	(450)	(846)
Other income (loss)	185	(43)	953	906

Earnings (loss) before income tax expense (benefit)	1,377	1,802	(3,222)	3,454
Income tax expense (benefit)	134	298	(695)	563

Net earnings (loss)	$1,243	$1,504	$(2,527)	$2,891

Earnings (loss) per common share:
Basic	$0.10	$0.12	$(0.21)	$0.24
Diluted	$0.10	$0.12	$(0.21)	$0.24

Weighted average common shares outstanding:
Basic	12,214,031	12,156,931	12,204,323	12,151,913
Diluted	12,277,491	12,216,344	12,204,323	12,239,158
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InTest Reports Fourth Quarter 2025

February 27, 2026
InTest Corporation
Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
(In thousands, except share and per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,216	$19,830
Restricted cash	3,842	—
Trade accounts receivable, net of allowance for credit losses of $375 and $423, respectively	25,891	29,495
Inventories	31,580	26,837
Prepaid expenses and other current assets	3,109	2,650
Total current assets	78,638	78,812
Property and equipment, net of accumulated depreciation of $10,083 and $8,830, respectively	4,778	4,457
Right-of-use assets, net	9,098	10,767
Goodwill	32,359	30,744
Intangible assets, net	24,876	26,376
Deferred tax assets	775	67
Other assets	789	1,065
Total assets	$151,313	$152,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6,062	$7,494
Current portion of operating lease liabilities	2,098	1,989
Accounts payable	11,205	7,991
Customer deposits and deferred revenue	6,388	4,989
Accrued expenses and other current liabilities	10,002	9,485
Total current liabilities	35,755	31,948
Operating lease liabilities, net of current portion	7,402	9,021
Long-term debt, net of current portion	1,406	7,538
Contingent consideration, net of current portion	356	825
Deferred revenue, net of current portion	1,055	1,432
Other liabilities	1,716	1,734
Total liabilities	47,690	52,498
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 20,000,000 shares authorized; 12,570,865 and 12,457,658 shares issued, respectively; 12,488,788 and 12,378,276 shares outstanding, respectively	125	124
Additional paid-in capital	59,436	57,658
Retained earnings	42,560	45,087
Accumulated other comprehensive earnings (loss)	2,461	(2,137)
Treasury stock, at cost; 82,077 and 79,382 shares, respectively	(959)	(942)
Total stockholders’ equity	103,623	99,790
Total liabilities and stockholders’ equity	$151,313	$152,288
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InTest Reports Fourth Quarter 2025

February 27, 2026
InTest Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December 31,
(In thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(2,527)	$2,891
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	6,796	5,392
Provision for excess and obsolete inventory	818	703
Amortization of deferred compensation related to stock-based awards	1,610	1,857
Deferred income tax expense	(1,032)	(1,508)
Other non-cash reconciling items	(344)	295
Changes in assets and liabilities:
Trade accounts receivable	4,530	(5,505)
Inventories	(4,167)	4,903
Prepaid expenses and other current assets	331	903
Other assets	(197)	(30)
Operating lease liabilities	(2,077)	(1,649)
Accounts payable	3,154	(2,306)
Customer deposits and deferred revenue	975	(1,389)
Domestic and foreign income taxes payable	119	(1,369)
Deferred revenue, net of current portion	(377)	(16)
Accrued expenses and other liabilities	(297)	649
Net cash provided by operating activities	7,315	3,821
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	(18,727)
Purchases of property and equipment	(1,632)	(1,324)
Net cash used in investing activities	(1,632)	(20,051)
CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	—	(1,042)
Repayments of short-term borrowings, net of proceeds	(4,254)	(152)
Repayments of long-term debt	(4,100)	(7,689)
Proceeds from stock options exercised	22	145
Proceeds from shares sold under Employee Stock Purchase Plan	124	138
Settlement of employee tax liabilities in connection with treasury stock transaction	(17)	(41)
Net cash used in financing activities	(8,225)	(8,641)
Effects of exchange rates on cash	770	(559)
Net cash used in all activities	(1,772)	(25,430)
Cash, cash equivalents and restricted cash at beginning of period	19,830	45,260
Cash, cash equivalents and restricted cash at end of period	$18,058	$19,830

Cash and cash equivalents	$14,216	$19,830
Restricted cash	3,842	—
Total cash, cash equivalents and restricted cash at end of period	$18,058	$19,830

Cash payments for:
Domestic and foreign income taxes, net of receipts	$193	$3,072
Interest	456	881

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Equity issued in conjunction with acquisition of business	$—	$2,086
Issuance of unvested shares of restricted stock awards	1,039	1,580
Forfeiture of shares of unvested restricted stock awards	(557)	(200)
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InTest Reports Fourth Quarter 2025

February 27, 2026
InTest Corporation
Revenue by Market
(Unaudited)

($ in thousands)	Three Months Ended
	December 31,		December 31,		Change		September 30,		Change
	2025		2024		$	%	2025		$	%
Revenue
Semi	$6,941	21.1%	$12,207	33.3%	$(5,266)	(43.1%)	$9,842	37.5%	$(2,901)	(29.5%)
Auto/EV	5,933	18.1%	11,928	32.6%	(5,995)	(50.3%)	4,964	18.9%	969	19.5%
Defense/Aerospace	5,537	16.9%	5,157	14.1%	380	7.4%	2,313	8.8%	3,224	139.4%
Industrial	6,937	21.1%	2,246	6.1%	4,691	208.9%	3,658	13.9%	3,279	89.6%
Life Sciences	4,043	12.3%	1,231	3.4%	2,812	228.4%	1,930	7.4%	2,113	109.5%
Safety/Security	503	1.5%	947	2.6%	(444)	(46.9%)	927	3.5%	(424)	(45.7%)
Other	2,928	8.9%	2,887	7.9%	41	1.4%	2,602	9.9%	326	12.5%
	$32,822	100.0%	$36,603	100.0%	$(3,781)	(10.3%)	$26,236	100.0%	$6,586	25.1%
* Components may not add up to total due to rounding

($ in thousands)	Twelve Months Ended
	December 31,		December 31,		Change
	2025		2024		$	%
Revenue
Semi	$35,970	31.6%	$48,708	37.3%	$(12,738)	(26.2%)
Auto/EV	22,718	20.0%	32,871	25.2%	(10,153)	(30.9%)
Defense/Aerospace	14,256	12.5%	15,317	11.7%	(1,061)	(6.9%)
Industrial	17,402	15.3%	13,382	10.2%	4,020	30.0%
Life Sciences	9,047	7.9%	5,400	4.1%	3,647	67.5%
Safety/Security	2,892	2.5%	2,946	2.3%	(54)	(1.8%)
Other	11,540	10.1%	12,066	9.2%	(526)	(4.4%)
	$113,825	100.0%	$130,690	100.0%	$(16,865)	(12.9%)
* Components may not add up to total due to rounding
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InTest Reports Fourth Quarter 2025

February 27, 2026
Orders by Market
(Unaudited)

($ in thousands)	Three Months Ended
	December 31,		December 31,		Change		September 30,		Change
	2025		2024		$	%	2025		$	%
Orders
Semi	$9,446	25.2%	$15,647	51.0%	$(6,201)	(39.6%)	$8,031	21.3%	$1,415	17.6%
Auto/EV	9,857	26.3%	3,487	11.4%	6,370	182.7%	14,580	38.7%	(4,723)	(32.4%)
Defense/Aerospace	5,232	14.0%	3,896	12.7%	1,336	34.3%	6,403	17.0%	(1,171)	(18.3%)
Industrial	3,305	8.8%	2,450	8.0%	855	34.9%	4,670	12.4%	(1,365)	(29.2%)
Life Sciences	5,379	14.4%	2,346	7.6%	3,033	129.3%	1,450	3.9%	3,929	271.0%
Safety/Security	1,087	2.9%	54	0.2%	1,033	1,913.0%	267	0.7%	820	307.1%
Other	3,165	8.4%	2,789	9.1%	376	13.5%	2,241	6.0%	924	41.2%
	$37,471	100.0%	$30,669	100.0%	$6,802	22.2%	$37,642	100.0%	$(171)	(0.5%)
* Components may not add up to total due to rounding

($ in thousands)	Twelve Months Ended
	December 31,		December 31,		Change
	2025		2024		$	%
Orders
Semi	$34,409	26.8%	$44,574	41.4%	$(10,165)	(22.8%)
Auto/EV	36,564	28.5%	19,390	18.0%	17,174	88.6%
Defense/Aerospace	16,217	12.6%	13,715	12.7%	2,502	18.2%
Industrial	17,206	13.4%	11,265	10.5%	5,941	52.7%
Life Sciences	10,924	8.5%	4,603	4.3%	6,321	137.3%
Safety/Security	3,202	2.5%	1,237	1.1%	1,965	158.9%
Other	9,699	7.6%	12,920	12.0%	(3,221)	(24.9%)
	$128,221	100.0%	$107,704	100.0%	$20,517	19.0%
* Components may not add up to total due to rounding
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InTest Reports Fourth Quarter 2025

February 27, 2026
InTest Corporation
Segment Data
(Unaudited)

	Three Months Ended December 31, 2025
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$17,103	$8,321	$7,398	$—	$32,822
Cost of revenue	8,537	5,041	4,345	—	17,923
Other divisional costs	4,983	2,461	3,130	—	10,574
Division operating income (loss)	3,583	819	(77)	—	4,325
Acquired intangible amortization				842	842
Restructuring costs				205	205
Corporate expenses				2,002	2,002
Operating income (loss)	3,583	819	(77)	(3,049)	1,276
Interest expense				(84)	(84)
Other income				185	185
Earnings (loss) before income tax expense	$3,583	$819	$(77)	$(2,948)	$1,377

	Three Months Ended December 31, 2024
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$21,122	$7,063	$8,418	$—	$36,603
Cost of revenue	12,974	4,196	4,894	—	22,064
Other divisional costs	5,283	2,185	2,553	—	10,021
Division operating income	2,865	682	971	—	4,518
Acquired intangible amortization				109	109
Corporate expenses				2,330	2,330
Operating income (loss)	2,865	682	971	(2,439)	2,079
Interest expense				(234)	(234)
Other expense				(43)	(43)
Earnings (loss) before income tax expense	$2,865	$682	$971	$(2,716)	$1,802

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InTest Reports Fourth Quarter 2025

February 27, 2026
InTest Corporation
Segment Data
(Unaudited)

	Twelve Months Ended December 31, 2025
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$56,194	$29,294	$28,337	$—	$113,825
Cost of revenue	29,766	18,304	16,835	—	64,905
Other divisional costs	19,458	9,035	11,071	—	39,564
Division operating income	6,970	1,955	431	—	9,356
Acquired intangible amortization				3,346	3,346
Restructuring costs				850	850
Corporate expenses				8,885	8,885
Operating (loss) income	6,970	1,955	431	(13,081)	(3,725)
Interest expense				(450)	(450)
Other income				953	953
(Loss) earnings before income tax expense	$6,970	$1,955	$431	$(12,578)	$(3,222)

	Twelve Months Ended December 31, 2024
($ in thousands)	Electronic Test	Environmental Technologies	Process Technologies	Corporate & Other	Consolidated
Revenue	$63,878	$28,898	$37,914	$—	$130,690
Cost of revenue	35,843	17,780	21,643	—	75,266
Other divisional costs	19,303	9,002	11,299	—	39,604
Division operating income	8,732	2,116	4,972	—	15,820
Acquired intangible amortization				2,545	2,545
Corporate expenses				9,881	9,881
Operating income (loss)	8,732	2,116	4,972	(12,426)	3,394
Interest expense				(846)	(846)
Other income				906	906
Earnings (loss) before income tax expense	$8,732	$2,116	$4,972	$(12,366)	$3,454

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InTest Reports Fourth Quarter 2025

February 27, 2026
InTest Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Reconciliation of Net Earnings (Loss) to Adjusted Net Earnings (Loss) (Non-GAAP) and Earnings (Loss) Per Diluted Share to Adjusted EPS (Non-GAAP):

	Three Months Ended
	December 31,	December 31,	September 30,
(in thousands except per share amounts)	2025	2024	2025
Net earnings (loss)	$1,243	$1,504	$(938)
Acquired intangible amortization	842	109	841
Acquired inventory step-up	—	1,570	—
Restructuring costs	205	—	116
Tax effect of adjusting items	(337)	(401)	(217)
Adjusted net earnings (loss) (Non-GAAP)	$1,953	$2,782	$(198)
Diluted weighted average shares outstanding	12,277	12,216	12,209
Earnings (loss) per diluted share:
Net earnings (loss)	$0.10	$0.12	$(0.08)
Acquired intangible amortization	0.07	0.01	0.07
Acquired inventory step-up	—	0.13	—
Restructuring costs	0.02	—	0.01
Tax effect of adjusting items	(0.03)	(0.03)	(0.02)
Adjusted EPS (Non-GAAP) *	$0.16	$0.23	$(0.02)
* Components may not add up to total due to rounding

	Twelve Months Ended
	December 31,
(in thousands except per share amounts)	2025	2024
Net (loss) earnings	$(2,527)	$2,891
Acquired intangible amortization	3,346	2,545
Acquired inventory step-up	—	1,570
Restructuring costs	850	—
Tax effect of adjusting items	(905)	(792)
Adjusted net earnings (Non-GAAP)	$764	$6,214
Diluted weighted average shares outstanding	12,256	12,239
(Loss) earnings per diluted share:
Net (loss) earnings	$(0.21)	$0.24
Acquired intangible amortization	0.27	0.21
Acquired inventory step-up	—	0.13
Restructuring costs	0.07	—
Tax effect of adjusting items	(0.07)	(0.07)
Adjusted EPS (Non-GAAP) *	$0.06	$0.51
* Components may not add up to total due to rounding
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InTest Reports Fourth Quarter 2025

February 27, 2026
Reconciliation of Net Earnings (Loss) and Net Margin to Adjusted EBITDA (Non-GAAP) and Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	December 31,	December 31,	September 30,
(in thousands except percentage data)	2025	2024	2025
Net earnings (loss)	$1,243	$1,504	$(938)
Acquired intangible amortization	842	109	841
Acquired inventory step-up	—	1,570	—
Net interest (income) expense	(8)	109	(18)
Income tax expense (benefit)	134	298	(289)
Depreciation	378	415	317
Restructuring costs	205	—	116
Stock-based compensation	398	407	354
Adjusted EBITDA (Non-GAAP)	$3,192	$4,412	$383
Revenue	$32,822	$36,603	$26,236
Net margin	3.8%	4.1%	(3.6%)
Adjusted EBITDA margin (Non-GAAP)	9.7%	12.1%	1.5%

	Twelve Months Ended
	December 31,	December 31,
(in thousands except percentage data)	2025	2024
Net (loss) earnings	$(2,527)	$2,891
Acquired intangible amortization	3,346	2,545
Acquired inventory step-up	—	1,570
Net interest expense (income)	41	(7)
Income tax (benefit) expense	(695)	563
Depreciation	1,325	1,399
Restructuring costs	850	—
Stock-based compensation	1,610	1,857
Adjusted EBITDA (Non-GAAP)	$3,950	$10,818
Revenue	$113,825	$130,690
Net margin	(2.2%)	2.2%
Adjusted EBITDA margin (Non-GAAP)	3.5%	8.3%
###